Exhibit 99.2

Q3 2022 Investor Presentation THE DIGITAL ASSET COMPANY Q3 FY2022 Investor Presentation NASDAQ: MIGI November 2022

Q3 2022 Investor Presentation Q3 2022 Investor Presentation 2 LEGAL DISCLAIMER Information contained herein is derived from various internal and external sources which are deemed reliable, but no representations or warranties are made by Company, or any of its affiliates, employees or representatives as to the accuracy or completeness of such information. The Company has not independently verified any of the information set forth in this Presentation. No representation is made as to the reasonableness of the assumptions within or the accuracy or completeness of any projections or modelling or any other information contained herein. Any data on past performance or modelling contained herein is not an indication as to future performance. The Company assumes no obligation to update the information in this Presentation. The information contained in this Presentation does not purport to contain all of the information that a prospective investor may desire. In all cases, interested parties should conduct their own investigation and analysis of Company and the information contained herein. Except as otherwise expressly indicated, this Presentation speaks as of the date hereof. The Company, does not undertake to update the information contained herein, correct any inaccuracies that may become apparent or provide the recipient with access to any additional evaluation material. The delivery of this Presentation does not imply that there has been no change in Company’s affairs after the date hereof. This Presentation is not a prospectus, disclosure document or offering document, and does not constitute an offer or invitation to apply for securities. In particular, this Presentation shall not form the basis of or be relied on in connection with any contract or commitment whatsoever. FORWARD LOOKING STATEMENTS/USE OF PROJECTIONS Statements made in this presentation include forward - looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward - looking statements can be identified by the use of words as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” target,” or comparable terminology. All financial forecasts are forward - looking statements, are for illustrative purposes only and should not be relied upon as being necessarily indicative of future results. All forward - looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward - looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Risk Factors” in the Company's Annual Report on Form 10 - K filed with the SEC on March 21 2022, as may be supplemented or amended by future filings of the Company, including the Company’s Quarterly Reports on Form 10 - Q filed with the SEC on May 16, 2022 and August 22, 2022. The Company assumes no obligation to update or supplement forward - looking statements that become untrue because of subsequent events, new information or otherwise. More specifically, it is impossible to forecast what the price of bitcoin or the hash rate difficulty will be on any specific date, or when all the Company's miners are expected to be deployed. This presentation is for illustrative purposes only to provide the reader with an estimate of the Company's potential gross revenue, mining power and hosting costs, which might be attained if all miners were deployed as of a specific date and with certain parameters used, as set forth below. The Bitcoin Self - Mining parameters used were hash rates of 1.5 EH and 4.0 EH, Bitcoin price assumption of $20,000 and network difficulty as at 10 November 2022. NO OFFER OR SOLICITATION This presentation shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities. This presentation shall also not constitute an offer to sell or the solicitation of an offer to buy any securities. No offer, sale or solicitation of any securities shall be made in any jurisdiction in which such offer, sale or solicitation would be prohibited. NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PRESENTATION IS TRUTHFUL OR COMPLETE. INVESTOR NOTICES Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward - looking statements described under “Risk Factors” in our most recent SEC filings including our Annual Report on Form 10 - K filed with the SEC on March 21 2022 and our Quarterly Reports on Form 10 - Q filed with the SEC on May 16, 2022, and August 22, 2022. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. Lastly, with the current worldwide situation caused by COVID - 19, supply - chain disruptions and general inflation there can be no assurances as to when we may see any long - term sustained recovery in the bitcoin market, and if so, whether any recovery might be significant. NON - GAAP FINANCIAL MEASURES T he Company utilizes a number of different financial measures, both GAAP and non - GAAP, in analyzing and assessing its overall business performance, for making operating decisions and for forecasting and planning future periods. The Company considers the use of non - GAAP financial measures helpful in assessing its current financial performance, ongoing operations and prospects for the future. While the Company uses non - GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance, the Company does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, the Company believes that disclosing non - GAAP financial measures to the readers of its financial information provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance. Investors are cautioned that there are inherent limitations associated with the use non - GAAP financial measures as an analytical tool. In particular, non - GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in the Company’s financial results for the foreseeable future. In addition, other companies, including other companies in the Company’s industry, may calculate non - GAAP financial measures differently than the Company does, limiting their usefulness as a comparative tool.

Mawson at a glance

Diversified model focused on Bitcoin Self-Mining, Hosting Co-location services and Energy Markets, Mawson's diversified and integrated model is based on a long term strategy to assist in the global transition to a digital and decarbonised society.

ANTICIPATED SELF-MINING & HOSTING OPERATIONAL CAPACITY BY Q1 2023

4.5EH[1]

Approximately 3.7 Exahash online as at end September 2022

ANTICIPATED SELF-MINING & HOSTING OPERATIONAL CAPACITY Q4 2023

8.0EH[1]

360MW of Energy Infrastructure Capacity Available for Bitcoin Mining

HOSTING CO-LOCATION AGREEMENTS IN PLACE

3.0EH[1]

Approximately 2.0 EH online as at end September 2022, 3.0 EH anticipated online Q1, 2023

$6.3Million

Total Energy Markets Revenue in Third Quarter 2022 ($25.2M pa annualising Third Quarter 2022)

4 SITES

3 **USA** + 1 **AUS**
(2 OPERATING)

FULLY PAID & DELIVERED BITCOIN SELF-MINING CAPACITY

1.7EH

Approximately 1.7 EH online as at end September 2022

1. Assumes all equipment deployed and 100% online, plus the construction of all contracted sites on time, actual results are likely to vary in a negative manner. Construction delays are common and it is rare for all equipment to be deployed and 100% online, however accurate historical downtime averages are difficult to calculate and also may not provide an accurate picture due to differences moving forward. Investors should consider all risk factors related to uptime when considering these figures, which are a best case scenario. The above information is for general information purposes only, and are forward looking statements which should not be relied upon as being necessarily indicative of future results. Mawson takes no responsibility for the accuracy of third party information, including websites. The above information should be read in conjunction with the disclaimer on page 2. Please see our Risk Factors in our Annual Report on Form 10-K filed March 21, 2022, under the Sub-Heading Risks Relating to Our Business and Management for important risks related to our Self-Mining. Approximately 100 megawatts (MW) is currently allocated to Mawson's Hosting Co-location customers, see page 11 for further details. Contracted energy capacity delivery is not guaranteed and is subject to decreases in various circumstances such as times of high energy use.

Mawson
Q3 2022 Investor Presentation 3

Mawson refocused

Strategic sale of Georgia facility in Third Quarter 2022 for approximately $40 Million[3] sets Mawson up to focus on the delivery of highest return on capital infrastructure assets moving forward.

Mawson is now focusing near-term development activities at its Pennsylvania Bitcoin Mining Facilities, which are capable of operating at

8.0EH[1]

by the end of 2023

- **Low net debt**
- **Low cost of energy, large scale energy facilities in Pennsylvania (220MW)**
- **Additional Energy Markets Program revenue ($6.3M generated in Q3 2022)**

Midland, PA

Q3 2022	100MW	50MW ONLINE	FULLY FUNDED
Q1 2023	100MW	100MW ONLINE	FULLY FUNDED

Sharon, PA

Q4 2022	120MW	12MW ONLINE	FULLY FUNDED
Q4 2023	120MW	120MW ONLINE	SEEKING HOSTING PARTNER

Q1 2023 Target

Mawson Self-Mining	1.5 EH[1]
Mawson Hosting Co-location	3.0 EH[1,2]

Q4 2023 Target

Mawson Self-Mining	4.0 EH[1]
Mawson Hosting Co-location	4.0 EH[1,2]

1. Assumes all equipment deployed and 100% online, plus the construction of all contracted sites on time, actual results are likely to vary in a negative manner. Construction delays are common and it is rare for all equipment to be deployed and 100% online, however accurate historical downtime averages are difficult to calculate and also may not provide an accurate picture due to differences moving forward. Investors should consider all risk factors related to uptime when considering these figures, which are a best case scenario. The above information is for general information purposes only, and are forward looking statements which should not be relied upon as being necessarily indicative of future results. Mawson takes no responsibility for the accuracy of third party information, including websites. The above information should be read in conjunction with the disclaimer on page 2. Please see our Risk Factors in our Annual Report on Form 10-K filed March 21, 2022, under the Sub-Heading Risks Relating to Our Business and Management for important risks related to our Self-Mining. Exahash capacity assumes installation of current generation ASIC Bitcoin Mining hardware including but not limited to Bitmain S19J Pro and XP, MicroBT M30/1, Avalon A1246 assuming approximately 30 megawatt per 1 Exahash.
2. Approximately 100 megawatts (MW) is currently allocated to Mawson's Hosting Co-location customers, see page 11 for further details. Contracted energy capacity delivery is not guaranteed and is subject to decreases in various circumstances such as times of high energy use.
3. Mixture of cash and stock. Assumes maximum earn outs are achieved, no adjustments are made to the purchase price, and uses the CleanSpark stock price as at October 7, 2022, and rounding.

Mawson

Q3 2022 Investor Presentation 4

Q3 2022 Investor Presentation 5 Financial Highlights Operational Highlights Strategic Highlights Headline Results Q3 FY2022 $40 M 1 Sale of 80MW Sandersville, Georgia facility to CleanSpark Inc, for approximately $40 million (closing subsequent to period end) Expansion Fully Funded Midland, Pennsylvania facility expansion begins (100 MW) Participation in Energy Markets Program commences - $6.3 million in revenue in Q3 120 MW New Bitcoin Mining Facility in Sharon, Pennsylvania, USA development begins Δ (Q3 FY2021) Revenue $ 28.3 M +160% Gross Profit $ 10.1 M +20% EBITDA (Non - GAAP) $ 8.8 M +203% Bitcoin produced from Self - Mining 282 +12% Exit of 80MW Sandersville, Georgia facility to CleanSpark Inc, focus shifts to Pennsylvania facilities 80 MW Hosting Co - location revenue jumps +58% from $3.6M in Q2, 2022 to $5.7M in Q3, 2022 Focus on development of 220MW Pennsylvania facilities 220 MW Approximately 40,000 ASIC’s deployed as at 30 Sept 2022 across Self - Mining and Hosting Co - location 40,000 1. Mixture of cash and stock. Assumes maximum earn outs are achieved, no adjustments are made to the purchase price, and uses th e CleanSpark stock price as at October 7, 2022, and rounding.

Q3 2022 Investor Presentation 6 Q3 - 22 ($M) Q2 - 22 ($M) Δ ($M) ASSETS Cash and cash equivalents $1.2 $2.5 $1.3 Property and equipment, net $112.5 $148.9 $36.4 Equipment deposits $0.3 $2.8 $2.5 Derivative assets $21.4 $17.7 $3.7 Assets held for sale $21.6 - $21.6 Other Assets $23.6 $19.9 $3.7 Total Assets $180.6 $191.8 $11.2 Trade and other payables $42.9 $47.0 $4.1 Borrowings $40.5 $38.9 $1.6 Liabilities held for sale $0.9 - $0.9 Other Liabilities $3.5 $4.8 $1.3 Total Liabilities $87.8 $90.7 $2.9 Net Assets (NTA = $1.14/share) 2 $92.8 $101.1 $8.3 *$20.6 million cash received in October/early November from sale of Georgia, USA facility Q3 FY2022 Charts 1. Balance sheet presented in a non - GAAP basis. Please see page 17 for reconciliation to statutory GAAP accounts per 10Q. 2. Based on Net Assets of $92.8 Million and Shares on issue of 81,249,768 as at 30 September 2022 September 30, 2022 Balance Sheet 1 10.9 19.5 19.4 19.8 28.3 Q3 2021 Q4 2021 Q1 2022 Q2 2022 Q3 2022 Revenues (in millions) 8.4 15.8 11.0 5.4 10.1 Q3 2021 Q4 2021 Q1 2022 Q2 2022 Q3 2022 Gross Profit (in millions) 2.9 10.0 5 13.7 8.8 Q3 2021 Q4 2021 Q1 2022 Q2 2022 Q3 2022 Non - GAAP EBITDA (in millions)

Q3 2022 Investor Presentation 7 Q3 - 22 ($M) Q2 - 22 ($M) Δ ($M) REVENUE $28.3 $19.8 $8.5 Cryptocurrency Mining $5.9 $16.2 $10.3 Hosting Co - location $5.7 $3.6 $2.1 Equipment Sales $10.4 - $10.4 Energy Markets Revenue $6.3 - $6.3 Total Revenue $28.3 $19.8 $8.5 Cost of Revenues ($18.2) ($14.4) $3.8 Gross Profit $10.1 $5.4 $4.7 SG&A ($5.0) ($9.4) $4.4 Change in fair value of derivative asset $3.7 - $3.7 Recognition of derivative asset - $17.7 - Non - GAAP EBITDA $8.8 $13.7 $4.9 Q3 FY2022 Highlights 1. Income Statement presented in a non - GAAP basis. Please see page 17 for reconciliation to statutory GAAP accounts per 10Q. September 30, 2022 Income Statement 1 Q3 2022 ($M) Q2 2022 ($M) Δ (%) Selling, General & Admin Expenses $5.0 $9.4 - 47% Fair value of derivative Asset $21.4 $17.7 +21% Total Revenue $28.3 $19.8 +43% Energy Markets Revenue $6.2 $0.5 +1140% Hosting Co - location Revenue $5.7 $3.6 +58% Hardware sales revenue $11.0 - - Trade & Other Payables (current) $27.5 $47.0 - 41% Gross Profit $10.1 $5.4 +87%

GEORGIA SALE

Overview



Financial Impacts

Facility Sale Proceeds	$31.0M
ASIC Miner Sale Proceeds	$9.0M
Total Proceeds of Sale Approximately	$40.0M[1]
CleanSpark Equity Consideration (no. of shares)	~2.68M (approximately 5.5% of CleanSpark, Inc issued capital as at Sept 9, 2022)

Operational Impacts

100 Megawatt Expansion in Midland, Pennsylvania continues – now fully funded	100MW
120 Megawatt Expansion in Sharon, Pennsylvania begins	120MW
Participation in Energy Markets Program continues in Pennsylvania	
Self-Mining and Hosting Co-location capacity across Pennsylvania, Texas & Australian Bitcoin Mining Facilities	12.0EH[2]

Strategic Advantages

Focus development activities in North-Eastern Unites States	
Reduction of net debt to optimize balance sheet and prepare for growth	$
Focus on Pennsylvania – a deregulated energy market enabling participation in Energy Markets Programs	
Large scale Bitcoin Mining Facilities in Pennsylvania, USA, with 100 MW Midland Facility Fully Funded	220MW

1.Mixture of cash and stock. Assumes maximum earn outs are achieved, no adjustments are made to the purchase price, and uses the CleanSpark stock price as at October 7, 2022, and rounding.
2.Exahash capacity assumes installation of current generation ASIC Bitcoin Mining hardware including but not limited to Bitmain S19J Pro and XP, MicroBT M30/1, Avalon A1246 assuming approximately 30 megawatt per 1 Exahash.

Mawson Q3 2022 Investor Presentation 8

Q3 2022 Investor Presentation 9 1. Exahash capacity assumes installation of current generation ASIC Bitcoin Mining hardware including but not limited to Bitmain S19J Pro and XP, MicroBT M30/1, Avalon A1246 assuming approximately 30 megawatt per 1 Exahash . Midland Sharon 50MW 100MW 12MW 120MW 3.7 EH 1 Anticipated Self - Mining & Hosting Co - location Online Q4 2022 Q1 2023 Q2 2023 Q3 2023 52WM 2.5 EH 1 4.5 EH 1 6.5 EH 1 96MW 7.5 EH 1 Q3 2022 Q4 2023 Current Exahash Capacity Current MW capacity Remaining CAPEX Required? Lease Term Energy Mix Sharon, PA 4.0 EH 1 120 MW Expansion expected to be funded by hosting partners 15 Years TBC, anticipated to be carbon - free Texas 4.0 EH 1 120 MW $0 15 Years ~50% carbon - free (carbon credits) Midland, PA 3.3 EH 1 100 MW $0 15 Years 100% carbon - free New South Wales AUSTRALIA 0.4 EH 1 20 MW $0 7 Years 100% renewable Expansion Timeline – Infrastructure First 8.0 EH 1

Mawson
Self-Mining

Q3, 2022 Revenue $5.9 Million

Mawson engages in Bitcoin Self-Mining across its operations. Anticipated Bitcoin production per day will be temporarily reduced from September of 2022 until the first quarter of 2023 as a result of the sale of the Georgia facility.

	September 2022	Anticipated Q1 2023[1]	Δ	Anticipated Q4 2023[2]	Δ
Capacity (MW)[2]	360 MW	570 MW	+210 MW	670 MW	+100 MW
Total Exahash (EH) Online	1.7 EH	1.5 EH	-0.2 EH	4.0 EH	+2.5 EH
BTC Mining Production / day	5.8 BTC /day[1]	5.1 BTC /day[1]	-0.7 BTC	13.7 BTC /day	+8.6 BTC
Annualised Revenue[1]	~$42.3M	~$37.2M	-$5.1M	~$100.0M	+$62.8M

Mining Revenue = (Mawson Hashrate / Network Hashrate) X Block reward (6.25 BTC + TXN fees) X 52,560 Blocks per year X Bitcoin price

Operating Costs = [ASIC Miner power consumption + Datacentre power usage] X Power price + Other operating costs

1. Assumes all equipment deployed and 100% online, plus the construction of all contracted sites on time, actual results are likely to vary in a negative manner. Construction delays are common and it is rare for all equipment to be deployed and 100% online, however accurate historical downtime averages are difficult to calculate and also may not provide an accurate picture due to differences moving forward. Investors should consider all risk factors related to uptime when considering these figures, which are a best case scenario. Annualised revenue is based on BTC USD$20k and network difficulty as at 10 November 2022. Please see Coinwarz Bitcoin Mining Calculator at https://www.coinwarz.com/mining/bitcoin/calculator. The above information is for general information purposes only, and are forward looking statements which should not be relied upon as being necessarily indicative of future results. Mawson takes no responsibility for the accuracy of third party information, including websites. Online calculator excludes overheads and fees (except pool fees). The above information should be read in conjunction with the disclaimer on page 2. Please see our Risk Factors in our Annual Report on Form 10-K filed March 21, 2022, under the Sub-Heading Risks Relating to Our Business and Management for important risks related to our Self-Mining. 2. Approximately 100 megawatts (MW) is currently allocated to Mawson's Hosting Co-location customers, see page 11 for further details.

Mawson

Q3 2022 Investor Presentation 10

Q3 2022 Investor Presentation 11 Mawson Hosting Co - location September 2022 Anticipated Q1 2023 1 Δ Anticipated Q4 2023 1 Δ Contracted Hosting Customers (MW) 100 MW 120 MW +20MW 200 MW +80MW Hosting Exahash (EH) Capacity 12.0 EH 15.0 EH +3.0 EH 18.3 EH +3.3 EH 1. Exahash capacity assumes installation of current generation ASIC Bitcoin Mining hardware including but not limited to Bitmain S19J Pro, MicroBT M30/1, Avalon A1246 assuming approximately 30 megawatt per 1 Exahash . Aerial view of Midland, Pennsylvania Bitcoin Mining Facility Expansion. Hosting Exahash (EH) Online 2.0 EH 3.0 EH +1.0 EH 4.0 EH +1.0 EH Q3, 2022 Revenue $5.7 Million Mawson leverages its surplus infrastructure capacity to generate an additional revenue stream, comprising hosting co - location services.

Q3 2022 Investor Presentation 12 Mawson Energy Markets Program Tonnes of CO2 emissions avoided in FY 2022 Equivalent to avoiding: Supporting local energy networks Reduced overall operating costs 24,557 39,035 MWh Total Load Reduction in FY 2022 56,855 Barrels of oil consumed Equivalent to carbon sequestered by: 406,052 Tree seedlings grown for 10 years Total revenue received in Q3 2022 of $6.3 million from Energy Markets Program ($25.2 Million annualising Q3, 2022) $ Information relating to total load reduction, tonnes of C02 emissions avoided, equivalent barrels of oil consumed, equivalent ca rbon sequestered by tree seedlings gained from Voltus , Inc. Q3, 2022 Revenue $6.3 Million Mawson manages its Energy Markets Program, through participation in curtailment and energy capacity sales. When energy prices are high, Mawson sells energy back to the grid. When energy prices are low Mawson engages in Bitcoin Mining.

Q3 2022 Investor Presentation 13 15 Years Midland, PA USA Secure Energy Pipeline Energy Infrastructure underpins future growth Existing energy infrastructure capacity available for Bitcoin Self - Mining and Hosting Co - location currently over 360MW Proven history of efficient and rapid modular site development Expansion and development of existing facilities Future development pipeline We focus on identifying stranded and distressed energy infrastructure Over 500MW pipeline of energy projects Pipeline Sites 1 +300 MW 15 Years Lease term Texas USA 120MW 1. Pipeline sites refer to real estate sites with access to stranded and distressed energy that we have identified and are in va rio us stages of commercial negotiations for purchase or lease. Sharon, PA USA 15 Years Existing Capacity Target Expansion 120MW 100MW 20MW

ESG Focus

Buhl Park
LINCOLN PARK PERFORMING ARTS CENTER
CCBC Community College of Beaver County
MAWSON'S HUTS FOUNDATION
CRYPTO CLIMATE ACCORD
ONE TREE PLANTED
Bitcoin Mining Council
supporting carbon neutral Turn Emissions Into Trees

Net Zero Carbon

22,277
Tonnes of CO_2 Offsets purchased in 2020, 2021 carbon footprint assessed, VCU offset pricing underway

24,557
Tonnes of CO2 emissions avoided through Energy Markets Program in FY 2022

100,000
Trees Planted by the end of 2022

Socially Engaged

Pennsylvania, USA

- Mawson supporter of Buhl Park (community park)
- Community College Beaver County Scholarship Program
- Lincoln Park Performing Arts Centre Supporter
- Beaver Falls Park sponsorship
- Heritage Valley Health System Supporter
- Thanksgiving and Xmas Giveaway 2022

New South Wales, AUS

- Major sponsor of Far North Coast Men's/Women's/Junior Rugby Union

Governance Framework

A responsible, accountable and ethical approach to corporate governance underpins the way we do business.

- Independent Board of Directors
- Code of Ethics and Business Conduct
- Audit & Remuneration Committee

Mawson
Q3 2022 Investor Presentation 14

Q3 2022 Investor Presentation 15 Highly experienced Management & Board 25 years with AGL Energy (AGL.ASX), Australia’s largest energy generator/retailer, 5 years as CEO and Managing Director 15 years management experience across technology, accounting, logistics, property development 30 years experience across financial services. Previous Commercial Director of Sealink Travel Group (SLK.ASX) James Manning Founder & CEO Greg Martin Independent Non - Executive Chair Michael Hughes Independent Non - Exec Director Board FCA with over 25 years of experience in financial stewardship. He has worked in public practice with KPMG and Deloitte 16 years experience in senior operational management roles across multiple industries 15 years’ experience in business leadership and delivery of major projects Ariel Sivikofsky Principal Accounting Officer Liam Wilson Chief Operating Officer Craig Hibbard Chief Development Officer Key employees 15 years’ legal experience across technology, banking and asset management, formerly with Macquarie Bank, ANZ Bank and HUB24 Tom Hughes General Counsel

Q3 2022 Investor Presentation 16 Ticker NASDAQ:MIGI Share price $0.41 S hares outstanding 81,249,768 1 $33M Market capitalization Mawson Register 76% 24% Based on share price as at 8 November, 2022 Board and Management 19% External Investors 81% High Insider ownership 1. As at September 30, 2022

Mawson Infrastructure Group
A strong platform for sustainable growth

Rapid Growth and Scale

Bitcoin Self-Mining and Hosting
Co-location growth

0.2 EH in July 2021
3.7 EH in September 2022
4.5 EH target Q1 2023
8.0 EH target Q4 2023

Infrastructure First Approach

Owner/Operator of Bitcoin Self-Mining, Hosting Co-location Facilities, and Modular Data Centres (MDC)

4 Secured Locations (2 Operating)

3 USA sites, 1 AUS site

Sustainable Bitcoin Mining

Net Zero Carbon
Bitcoin Mining/Hosting [1]

Energy Markets Program with Voltus, Inc,
Energy Harbor & Quinbrook Infrastructure Partners

Strategic Relationships

Canaan Inc (NASDAQ:CAN)

Voltus, Inc

CleanSpark, Inc (NASDAQ:CLSK)

Lowest quartile operator - Large revenue opportunity

Low costs of deployment per megawatt and costs of production

~$15BN bitcoin mining revenue in 2021[2]

High insider ownership

~19% owned by directors and senior management

1. 2020 carbon offset with carbon credits, 2021 carbon footprint currently being offset.
2. https://www.prnewswire.com/news-releases/bitcoin-miners-revenue-rose-206-in-2021-301482452.html.
3. Please see our Risk Factors in our Annual Report on Form 10-K filed March 21, 2022, under the Sub-Heading Risks Relating to Our Business and Management for important risks related to our Self-Mining Hash Rate.

Mawson
Q3 2022 Investor Presentation 17

Q3 2022 Investor Presentation 18 Reconciliation of Non - GAAP Metrics Q3 Balance Sheet Net loss (GAAP) ($21.3) Net other expenses 1 $1.6 Depreciation & amortisation 2 $16.2 Share Based Payments 3 $0.8 Loss on classification of assets held for sale 4 $4.2 Unrealized and realized losses/(gain) 5 $7.3 EBITDA (Non - GAAP) $8.8 1. Adjustments for – non - operating (income)/expense and impairment of financial assets. 2. Reverses out accelerated depreciation effect 3. Reverses out share - based payments 4. Reverses out the loss on classification of assets to held for sale 5. Reverses out realized and unrealized gains and losses 6. Rounding to millions Q3 EBITDA + Gross Profit Pages 5/7 identifies some non - GAAP financial metrics, which require reconciliation to the statutory GAAP numbers. We set them out as follows: Page 6 identifies some non - GAAP financial metrics, which require reconciliation to the statutory GAAP numbers. We set them out as follows: Revenue $28.3 Less Cost of Revenues ($18.2) GROSS PROFIT (GP) $10.1 Assets Cash and cash equivalents Cash $1.2M Property and equipment, net $112.5M Equipment deposits $0.3M Derivative Assets $21.4M Assets held for sale $21.6M Other Assets Trade and other receivables $18.6M Right of use assets $3.3M Marketable securities $1.7M Total Assets $180.6M Liabilities Trade and other payables $42.9M Borrowings $40.5M Liabilities held for sale $0.9M Other Liabilities Lease liability $3.5M Total Liabilities $87.8M

Q3 2022 Investor Presentation Level 5, 97 Pacific Highway North Sydney, NSW, Australia, 2060 info@mawsoninc.com Brett Mass Hayden IR mawson@haydenir.com Investor Relations Head Office